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FEBRUARY 9, 2016

CORPORATE PARTICIPANTS

Barry Perry Fortis Inc. - President and CEO

Janet Craig Fortis Inc. - VP of IR

Karl Smith Fortis Inc. - EVP and CFO

Joe Welch ITC Holdings Corp. - President and CEO

Rejji Hayes ITC Holdings Corp. - SVP and CFO

Stephanie Amaimo ITC Holdings Corp. - Director of IR

Operator

Ladies and gentlemen, thank you for standing by. This is the conference call operator. Welcome to the Fortis ITC Holdings Corporation acquisition conference call and webcast.

(Operator Instructions)

At this time, I like to turn the comments over to Ms. Janet Craig, Vice President of Investor Relations for Fortis Inc. Please go ahead, Ms. Craig.

Janet Craig - Fortis Inc. - VP of IR

Thank you, Jonathan, and good morning, everyone. And welcome to the joint conference call to discuss the Fortis acquisition of ITC Holdings Corporation. I am joined by Barry Perry, President and CEO of Fortis; Karl Smith, EVP and CFO of Fortis; Jim Laurito, President and CEO of Central Hudson. We are also happy to welcome from ITC, Joe Welch, Chairman, President, and Chief Executive Officer; Rejji Hayes, Senior Vice President and Chief Financial Officer; and Stephanie Amaimo, who is the Director of Investor Relations.

Before I begin today’s call, I want to remind you that the discussion will include forward-looking information, which is subject to the forward-looking statements contained in the supporting slide show. Also, unless otherwise specified, all financial reference is in Canadian dollars. Having said that, we’ve done our best to indicate on the slide deck which currency is being referenced.

I will now turn the call over to Stephanie Amaimo, ITC’s Director of IR. Please go ahead.

Stephanie Amaimo - ITC Holdings Corp. - Director of IR

Thank you, Janet. Certain statement made during today call that are not historical facts, such as those regarding our future plans, objectives and expected performance reflect forward-looking statements under federal securities laws. While we believe the statements are reasonable, they are subject to various risks and uncertainties, and actual results may differ materially from our projections and expectations.

These risks and uncertainties are discussed in our reports filed with the SEC, such as our periodic reports on Forms 10-K and 10-Q and our other SEC filings. You should consider these risk factors in evaluating our forward-looking statements. Our forward-looking things represent our outlook only as of today, and we disclaim any obligation to update these statements, except as may be required by law.

I will now turn the call over to Barry.

Barry Perry - Fortis Inc. - President and CEO

Thank you. I’m happy to be here today with my team, and Joe and his team to talk about this exciting new chapter in the Fortis growth story. Let’s dive right in and go to slide 9.

I want to review with you the acquisition terms that Fortis has entered into for the acquisition of ITC. Our offer price is $44.90 a share and it’s a made up of $22.57 in cash and a 0.520(sic) exchange ratio for Fortis common shares. The equity purchase price totals about $6.9 billion, and enterprise value when you include the assumed debt is about $11.3 billion.

As part of the transaction, Fortis will become an NYSE-listed corporation, and the ITC shareholders will own about 27% of Fortis common shares once we close this deal. From a headquarters perspective, ITC will maintain its headquarters and operations control room located in Novi, Michigan. There will be no change to Fortis’ headquarters or its subsidiaries.

In terms of management, ITC management team will remain in place, and all ITC employees will be retained, and no changes will be made to the Fortis management team. In terms of approvals and timing, we expect to close this transaction by late 2016, and regulatory approvals are listed on the slide, with the principal regulator being FERC.

Slide 10, let’s talk about the strategic rationale for this acquisition. ITC is a premier pure play electric transmission utility. It’s fully regulated. It owns about 16,000 miles of transmission, circuit miles, and let me just put that in perspective for our Canadian listeners, that’s about 25,000 kilometers of transmission line. That is the equivalent of going across Canada five times. A massive amount of infrastructure.

In terms of accretion, which is always very important, this deal, the transaction structure is designed, we’re expecting the 5% accretion in the first year, following close. In terms of diversification, it dramatically diversifies Fortis. Pro forma, about 40% of our earnings will be FERC-regulated earnings.

Let’s talk about FERC for a second. FERC is a supportive regulator, the returns at FERC are greater than 11%, and the equity thickness is 60% on these assets. Let me just repeat that again, returns are greater than 11%, and the equity thickness is 60%.

In terms of rate base growth prospects, which is always important, this transaction will be accretive to Fortis’ growth with a CAGR on rate based growth through 2018 of 7.5%. Best of all, we are inheriting a good management team. This team has done a tremendous job in building this business over the years, and they have great stats in a lot of areas, and one of the most important obviously is safety, and they rank the top 10% for that, by various agencies.

Slide 11 is really why does this fit for Fortis, and for a long time Fortis has had a bit of a screen for acquisitions, and you will see on the right side, what that screen is. Let me talk about ITC. Clearly, we just talked about growth prospects, we’ll talk a lot more about that in this presentation, but this company has substantial growth prospects. It is accretive to EPS.

FERC is a supportive regulatory environment. The heartland of US, the middle part of the country has a favorable economy, the experienced management team, and we are looking at bringing in an infrastructure-focused minority partner in this transaction. This deal has it all for Fortis, and was a bull’s-eye for us, when we were looking at how it fit our Company.

Slide 12, we have been doing this for a while. We have a proven acquisition track record delivering superior growth through a disciplined strategy. You will see the four companies we acquired over the years, on the top, some in Canada, some in the US. This Company, if anything, we are feeling even more confident about the process to the end here, and very optimistic about closing before the end of the year.

Moving onto slide 13. This is just a blowup, it’s a take away slide for everyone that describes in detail why we believe this business makes sense for Fortis.

Let’s move onto slide 14. This transaction achieves scale and EPS accretion for Fortis. Following the acquisition, we will be a top 15 North American public utility, when ranked by enterprise value. The accretion of 5% is strong, and it will support our continued dividend growth target of 6% through 2020.

In terms of diversification, there’s a couple pie charts on slide 15 that shows how diversified we will be, we will be, in terms of earnings on a pro forma basis, Canada 35%, US 62%, and Caribbean 3%. You will see the FERC component being about 40% of our regulated earnings, and on the right side, you have our asset split, Canada 38%, US 59%, Caribbean 3%, with FERC being about 30% of our regulated assets. Joe?

Joe Welch - ITC Holdings Corp. - President and CEO

Thank you, Barry. On this slide you are going to see the basic footprint of ITC in the states that we cover today. We are really blessed with a forward-looking rate construct that allows us to recover our investments virtually in real time, with a true-up mechanism that really builds on a strong base for ITC, and now for Fortis. ITC has been actively working in the past years to invest in our existing systems, and we’ve been very successful with that, and have grown the company substantially, and that growth will continue on into the future, with our new partners with Fortis.

Our regional projects that we have done, you will see that ITC has been a leader, absolute leader in the United States, and doing development projects, and our regional outreach. We actually started the work in our Kansas subsidiary, and of course then our development in M&A, we have done that over the years, and will continue to do that in the future.

One of the things I really want to focus you on in this footprint is that as the United States shifts itself to a more clean air energy technology, that you are going to see that our footprint is actually in the heartland of United States, where most of the regional development will be, especially for wind development.

Our formula rates, moving on to 17, is a very great item. We actually can work through annual rate increases without having to go for regulatory approval. We have to populate a formula tariff, and that is audit able. That allows us to continue to move and grow and put our investment capital to work, in a way that benefits shareholders, but still benefiting customers.

We have an annual true up that says we are no more, no less than our allowed return on equity. It does not incent us not to do great maintenance our system. We have one of the top performing systems in the United States, and will continue to work to that endeavor as part of Fortis.

I think the other thing that’s really important here is that while all of this is going on, transmission is truly a small portion of the bills in the United States, typically around 7%. And of course, we have a return on equity that allows us to also have some incentives. As most of you know, if you follow the work in the United States that our Congress put into place mechanisms and directed the Federal Energy Regulatory Commission to put incentives in place to help get the investment in transmission spurred.

Looking on, on page 18, ITC has an expected growth rate of about 7.5% compounded annual growth rate. That is from our base businesses. In addition to that, we also have other businesses in our development, but that is not displayed here on this chart.

Last but not least, what I really want to highlight for everyone here, is the massive amount of investment that is needed in the United States yet still today, in the transmission infrastructure. Our systems in the United States have really got two prongs, or maybe three, that really drive the growth long-term. One was the historic under investment in transmission, which that has not been rectified, in the last decade. Two, the move to clean air technology.

And then three, the fact that a lot of utilities under-invested in the transmission system has also manifested itself in their under-investment in the distribution systems. And as they start to invest in the distribution systems, that really reflects back on us and our need in a transition system to serve them. So that combination of rebuilding of the distribution system has moved to clean air technology, and also the continual rebuild of the systems, leads for a great growth opportunity for Val Fortis.

Of course, our management team has a proven track record. We have successfully invested over $5.5 billion of capital in the United States. We have had an earnings growth of actually 16% over the last 10 years. Our reliability of our systems, we have — two of our operating systems, we are top decile in the United States, and one we moved from third quartile to second quartile and are continually moving forward.

We have reduced our O&M spend by the fact that we have been investing now in the capital to improve the reliability. Our O&M has now come down 15% over the last five years. The management has yielded more than double digit returns to our shareholders. Top tier in safety, and in fact in two of the last couple years, we have been best in class in the United States in safety. This is an ideal cultural fit for us, and one of the drivers that actually made me, as the CEO of ITC, really want to partner with Fortis, was because our culture was so aligned.

Moving on to 21. This attractive acquisition price for ITC represents about a 33% premium. When we look to our unaffected price of CAD33.75. The benefit from Fortis is the dividend policy to our shareholders that they will see an increased yield to about 3.6% versus our current dividend yield of 1.9%. Results in a 27% pro forma ownership of Fortis by ITC shareholders, with an opportunity to realize the upside of the pro forma.

The combination results in a stronger platform to execute ITC’s growth. This is really an important factor here, because as the size and scale of some of the projects that we have to do today really made ITC want to look for a partner to partner with, for that scale and scope that we need.

This enables our ongoing long-term investments in the grid, and provide the platform for ITC to continue its operational excellence. Allows ITC to continue to build on our relationships, and be responsive to both our customers and our regulators. Really back again to a strong cultural fit of dedicated employees focused on our mission of becoming the nation’s leading transmission provider. Our employees will benefits from the Fortis proven track record of successfully acquiring and managing US-based utilities in a decentralized manner.

Barry Perry - Fortis Inc. - President and CEO

Thanks, Joe. The next few slides are really more directed at ITC shareholders. I’m sure our Fortis shareholders are very aware of these slides.

On slide 23, Fortis, we are based in St. John’s, Newfoundland and Labrador. For a lesson in geography for everyone, that’s the most easterly point in North America, that little island on the map off to the right is affectionately known as of the rock, that is where we are located. Currently Fortis has got nine companies located across Canada, in the US, and the Caribbean. Our US businesses, are US Energy Corporation in Arizona, which largest utility is Tucson Electric Power, and we also own Central Hudson Gas and Electric in New York state.

The Company is traded on the Toronto Stock Exchange. Our Canadian dollars market cap is about CAD12 billion, and our mid-year rate base in 2015 was CAD16.4 billion. We are a member of the S&P TSX 60, and we currently serve about 3.2 million customers, 2 million electric and 1.2 million gas customers.

On slide 24, I want to talk about the base growth of Fortis. Rate base growth that we have in our plan currently. We are going to see the CAD16.4 billion rate base growth to about CAD21 billion growth by 2020. That is a CAGR of 5% over that period of time. We are actually spending about CAD9 billion of CapEx over that period, and most of that CapEx will be funded at the individual subsidiary level.

And frankly, we have also identified many other opportunities for growth in our service territories, that would increase the overall growth rate over that point of time. Those identified opportunities are located on the right. We are working on a lot of these initiatives, I’m very optimistic that some of them will move forward in the time frame that we are discussing here.

On slide 25, I just want to review the historical performance. First of all, we increased our dividend for 42 consecutive years. We had the record in Canada for a public corporation. There is no bank, no other utility, no other public company has raised its dividend as much as Fortis.

We look forward to continuing to do that. In fact, this past year we have now announced a new target for dividend growth that we’re going to increase our dividend, on average by 6% through 2020. This transaction supports our ability to do that.

In terms of returns, the last decade, Fortis has delivered on average annualized returns to our shareholders of 9.3%, far outstripping the cap utilities index on the S&P TSX, and the S&P 500 utilities sector performance. Just moving to the acquisition financing plan, and Karl Smith, our CFO, is going to discuss that.

Karl Smith - Fortis Inc. - EVP and CFO

Thanks, Barry. Good morning, everybody. I just wanted to walk people briefly through the overall financing arrangements and plans associated with the acquisition. As Barry mentioned, this is a deal that is financed with a combination of cash and Fortis common shares.

Stepping back from it all, the general approach was primarily to allow Fortis to maintain our solid investment-grade credit ratings, and this financing approach will accomplish that. As a matter of fact, when you look at the financing mix between equity and debt, with respect to this transaction, it almost mirrors our existing capital structure. In essence, no leverage was used to make this acquisition work.

The equity requirements of the transaction are intended to largely satisfy, through the share consideration paid to ITC shareholders, and the exchange ratio we use is 0.7520. We do intend to issue approximate $2 billion of debt into the US public bond market. I will mention that we already issued that, and have issued that into the US, through the private debt market. We aren’t strangers, per se, to the US debt market.

Part of the financing plan involves a sale of a minority interest in our position in ITC, and we are contemplating selling a position of between 15% to just under 20%. We feel that there’s tremendous demand for high quality assets of this nature, particularly from infrastructure funds. We believe there are significant pools of capital that would express very serious interest in investments such as this.

The transaction is supported by CAD3.7 billion fully committed debt and equity acquisition bridges, so regardless of what happens, the acquisition will close. In addition, we would assume approximately $4.4 billion of existing indebtedness at ITC.

On the next page, I just wanted to briefly comment about the regulatory approvals. Applications for approval will be filed promptly. We anticipate that will take no longer than 120 days, and in fact, we’re confident that will be a shorter timeframe than that. FERC has 180 days to review the transaction and issue an order.

As mentioned earlier, there are a number of state commission approvals expected to be required. They are in the states of Illinois, Kansas, Missouri, Oklahoma, and Wisconsin. We do not anticipate the state commission approvals will be required in the states of Iowa, Michigan or Minnesota. We are targeting a closing late in 2016 as Barry mentioned previously.

The next slide is really a slide to take away, and it demonstrates an illustrative transaction timeline. There will, of course, be some departures from this, as we move through the process. But it does target the end of the year closing.

Barry Perry - Fortis Inc. - President and CEO

Thank you, Carl. We’ll finish off with a strategic rationale slide. I want to reiterate this is a deal that is accretive to Fortis EPS in the first year, about 5%.

It dramatically diversifies our company and brings us into FERC jurisdiction. 40% of our earnings will be FERC-regulated. In terms of FERC, again, the ROEs are 11% or more, and the equity ratio at 60%. And this company is growing nicely at 7.5% above the Fortis growth rate of 5%.

Janet Craig - Fortis Inc. - VP of IR

With that, we’ll take callers. Jonathan, could open up the line to callers, please?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Paul Lechem, CIBC.

Paul Lechem - CIBC World Markets

Congratulations.

Just a couple of questions on the ROEs at ITC. The comments and the initial part of the presentation, I think on page 10, it says that the returns, the ROE is over 11%. But in the appendix, it shows 13.38%, 13.88%. Can you just give us some thoughts about what is achievable? How do we square away those two numbers? Also as a secondary question around the ROEs, have you seen any pressure, downward pressure on those? We have seen some pressure in New England on allowed ROEs for transmission. Just wondering if you had any similar pressure on those numbers? Thank you.

Joe Welch - ITC Holdings Corp. - President and CEO

I’m going to let Rejji, our CFO at ITC, to comment, Paul. But let me just say that, yes, there’s some reviews underway with FERC on ROEs. We are very comfortable, from a forward-looking perspective, that the ROEs here in that greater than 11% area is what we are assuming in our analysis. Rejji?

Rejji Hayes - ITC Holdings Corp. - SVP and CFO

Thank you, and good morning, Paul, and thanks for the congratulations.

What I would submit is this: if you look at slide 34 in the appendix, it does show the range of our allowed ROEs to date, and those range from 12.16% at ITC Great Plains, to as high as 13.88% at ITC Transmission. So those are the ROEs that we’re currently allowed to receive at our operating companies; however we are subject to a 206 complaint that was filed in November 2013 we are currently litigating and going through adjudicated process, and so we’ll see where we end up. At the end of the day, we are confident that the FERC will continue to support their historical policies.

It remains to be seen where ROEs are at this point, and that’s why we were directional in our rationale page. We’ll see where the ROEs end up when all is said and done.

Paul Lechem - CIBC World Markets

When would the outcome of that 206 complaint be expected?

Rejji Hayes - ITC Holdings Corp. - SVP and CFO

That is the $64,000 question. At this point, we are in the process of adjudicating the second complaint as well as the first complaint. We anticipate that, with respect to the first complaint, that the FERC provide an order in the back half of 2016, potentially in the September time frame. We’re also acutely focused on timing of the second complaint, and based on current indications, it’s likely not until the back half of 2017. And we do think at this point that the second complaint will likely dictate what the prospective ROE may be, and that’s obviously what most are acutely focused on.

Paul Lechem - CIBC World Markets

Thank you. A second question for Fortis.

You’re listing your common shares on the New York Stock Exchange. Can you talk intent for reporting going forward? With over 60% of your earnings expected from the US, are you looking to transition to US dollar reporting? Also, the dividend -- are you expecting to pay that, continue to pay it in Canadian dollars, or are you looking to transition that to a US dollar dividend?

Karl Smith - Fortis Inc. - EVP and CFO

We’ll have to think about that a little more going forward, Paul, but as of now, it’s not our intent to change our currency for reporting or dividend purposes.

Paul Lechem - CIBC World Markets - Analyst

Okay, thanks very much.

Operator

Caroline Bone, Deutsche Bank.

Caroline Bone - Deutsche Bank

Can you talk a little bit more about why you need approval in certain states, but not others?

Joe Welch - ITC Holdings Corp. - President and CEO

Certainly. Each state in the United States stands alone on how they require utilities to report, and what authorities they have and don’t have. In that particular instance, for instance, we have the ability in some states not to have to go to seek approval for a merger or a sale; and in other states, they just don’t allow that. And so we have to go through that state process to get that done.

Caroline Bone - Deutsche Bank

Am I remembering correctly that you needed approval for the ITC Midwest deal in Iowa? So how is that different now?

Joe Welch - ITC Holdings Corp. - President and CEO

The ITC Midwest deal was a sale of the assets at the time to ITC. In this particular case, based on our legal review of everything, we don’t need that approval this time.

Caroline Bone - Deutsche Bank

Great. And also, just on the potential sale to one or more infrastructure funds, is the deal at all contingent upon receiving an agreement with one of those funds?

Barry Perry - Fortis Inc. - President and CEO

It’s not.

Caroline Bone - Deutsche Bank - Analyst

Just wanted to confirm that. Thanks very much.

Operator

Linda Ezergailis, TD Securities.

Linda Ezergailis - TD Securities

Congratulations to the Fortis and ITC for this deal announcement.

Just following up on Caroline’s question about financing. Can you talk about the nature of the infrastructure partner that you’re looking for? And what criteria you might use to choose them? Will it be maximizing the sale price? Or are there criteria terms around ROFRs, et cetera? And did the transaction just move too fast to bring a partner in? Or can you give us some context about how you are thinking about that?

Barry Perry - Fortis Inc. - President and CEO

Linda, I’m not going to tell you my game plan. We’re very optimistic that we can find a very good partner. We’re all about simplicity at Fortis. So from my perspective, I would like to find one partner, frankly. That would be the starting-out point. We’ll see how that progresses. There has been a number of deals done of this type in North America, where there are certain governance rights provided to minority partners and stuff, that are not that onerous. We’re optimistic we can structure a suite of terms that are attractive to Fortis, attractive to ITC, and attractive to the minority investor. I’d just leave it at that.

Linda Ezergailis - TD Securities

Okay, thank you.

Just a follow-up, from one of Paul’s earlier questions — I realize you’re trying to figure things out, but how might you think about if you do continue to report in Canadian dollars, and pay your dividend in Canadian dollars, how you might think about foreign exchange hedging strategy?

Barry Perry - Fortis Inc. - President and CEO

From a hedging perspective, frankly, our exposure to the dollar is not changing a whole lot here. Right now, our sensitivity is for every $0.05 change in the dollar, we are probably impacted on annual EPS around $0.05, that’s moving up to about $0.06 with this transaction. Not a lot of material change in exposure. We clearly are financing the transaction with substantial amount of US dollar debts.

You are buying — except for the equity component — buying the US dollar asset with US dollar debt, and that reduces the exposure. Going forward, clearly we’re — over 60% of the Company’s earnings are coming from US; so really, the US dollar/Canadian dollar arrangement — you have to think about, but we got past that by the quality of the assets that we are acquiring here.

Karl Smith - Fortis Inc. - EVP and CFO

Linda, currently we don’t use any cash flow hedging. Post-closing, we anticipate we will start utilize that type of product to address some of the exposures that we had to the FX. Also going forward, post-closing, we will see how the shareholder base settles out, and we’ll have to make some adjustments and some assessments, depending on what percentage of our shareholder base ultimately is US-denominated.

Linda Ezergailis - TD Securities

Okay, and have you talked to the debt rating agencies? Do you expect to keep a single-A rating, or your investment grade could potentially drop to BBB?

Barry Perry - Fortis Inc. - President and CEO

Linda, of course, with this size of transaction, we would have been talking to the rating agencies in advance. We’ll let the rating agencies come out with their reports, but we are very positive that we will maintain a solid investment grade credit rating.

Linda Ezergailis - TD Securities

Just a final question — macro question — you mentioned on page 18 that the 7.5% CAGR is a base business growth. Can you describe the nature — and maybe this is somewhere in the presentation that I haven’t seen it yet — the additional businesses that might cause growth to accelerate on top of that? And what the scale of that might be, and the probability?

Joe Welch - ITC Holdings Corp. - President and CEO

We have expanded our development efforts into places like Puerto Rico and Mexico. In addition to that, we have been working on a major project called the Lake Erie Connector, and those are the kinds of things that will add to this growth going forward. Really, we are in the preliminary stages of some of those, to really predict the outcome.

Barry Perry - Fortis Inc. - President and CEO

I just want to say, too, you have to really focus on the macro comments that Joe made. There’s a significant infrastructure that has to be built in the service areas that ITC operates in, related to the things that are happening with the Clean Power Plan, with renewable portfolio standards. ITC has historically usually spent more money than their plan identifies — typical of most utilities, the declining curve on CapEx, it really never happens. So we’re optimistic that the growth there is going to be in excess of what we’re guiding to at this point in time.

Linda Ezergailis - TD Securities

Thank you.

Operator

Robert Kwan, RBC Capital Markets.

Robert Kwan - RBC Capital Markets

Just wondering, starting high-level, how broadly or aggressively were you pursuing electric transmission in the US as a one-off outside of your existing utilities under Order 1000? And how does ITC change how you’re thinking about the transmission business going forward?

Barry Perry - Fortis Inc. - President and CEO

We weren’t pursuing individual projects or anything, and relatively speaking there are very little, very few wires businesses like ITC in the US. When this opportunity came our way, we would have been watching ITC for a long time, and frankly, company is traded at such a valuation over the years that we could never make a transaction work. Fortunately for us, circumstances came together this past year for us to be able to design a transaction that worked, and what it’s doing for us now is bringing Fortis to essentially, we’re a wires business with a large gas distribution business, and very little generation exposure whatsoever. We really have put ourselves in the best spot for regulated businesses in North America, from a shareholder perspective. When we saw that opportunity with ITC, obviously, what it would do for our Company, we started having our conversations with Joe and his team, and got a good sense that the organizations can work together well and pursue the transaction.

Robert Kwan - RBC Capital Markets

Putting it differently — were you not pursuing one-off transmission because you just didn’t feel you had the footprint, and ITC now is going to bring you really that heft to go at it in a more aggressive way? Or was there some other reason?

Barry Perry - Fortis Inc. - President and CEO

I think you’re correct in that sense, Robert, but I will say our utilities in Arizona and in New York — Jim Laurito is here with me now — in those jurisdictions, we have always challenged our teams to see if we can grow, and in some cases transmission has been a part of that. Jim has been successful in bringing Central Hudson into the New York Transco LLC. We have a piece of that business, and that’s going to grow through Central Hudson over the next few years. And clearly, in Arizona, if Dave Hutchens and his team identify transmission opportunities, we are going to be looking at those. Frankly, we can probably harvest some of expertise from ITC to help us with those opportunities, now, because these guys are the experts on transmission. From that perspective, we’re going to benefit from that in our organization going forward.

Robert Kwan - RBC Capital Markets

If I can just look at the EPS growth going forward, ITC has a forecast for some pretty significant growth. They were looking at 11% to 13% multi-year CAGR here. Even with just the base capital plan at 8%, that is stronger than what you have gotten to, and stronger than your multi-year dividend growth CAGR. I am wondering how you are looking at squaring that up? Is that just being conservative? Is that trying to improve the credit metrics over time? Or is there something else we should be thinking about?

Barry Perry - Fortis Inc. - President and CEO

You are calling us sandbaggers. Robert, we are conservative in our approach; obviously, we want to walk before we run. We’re comfortable with the 5% accretion. I get your points, I see them as well. I am very optimistic that the performance will be strong as we go forward. I would just say that we have come off a period over the last few years of acquiring two good US businesses. 2015 was a fantastic year for our Corporation, and I think we show to our shareholders the value of our strategy. Our results are coming out next week, and I hope that our shareholders will agree with me, that we have had a very strong 2015. And ITC will now be coming into our operation in 2017, along with our results from our Tucson Electric Power rate case, which we expect a fairly significant improvement in our earnings related to increasing the equity thickness in that business. So 2017 should be an incredible year for Fortis. With the benefits of our base business now coupled with the accretion from ITC.

Robert Kwan - RBC Capital Markets

If I could just ask one last question, on the sale up to 19.9% to minority investors. Is there an actual process going on? Were you with some parties along the way? Or are you really kicking off the process as we go forward? And is your expectation that they will come in at the same valuation as what you paid? Or are you anticipating there might be some differences?

Barry Perry - Fortis Inc. - President and CEO

Maybe they should pay more. Robert, clearly when you’re into these processes, you are very busy. We have had some high-level conversations, but that’s going to kick into gear here really shortly now. We are very optimistic. We have been at this for a long time. We know the interest level of parties in these kinds of deals. We will be getting at that really quickly, and I don’t see that as a significant part of this transaction, frankly.

Robert Kwan - RBC Capital Markets

Great. Thank you very much, Barry.

Operator

Ben Pham, BMO Capital Markets.

Ben Pham - BMO Capital Markets

Congratulations.

I had a question, maybe for ITC — I think you tried to buy some transmission assets last year, which just didn’t go through. Could you look more context on what happened there? And for Fortis, can you talk about the transmission landscape of ITC, in terms of that acquisition opportunities beyond that — is that really the game plan longer term?

Joe Welch - ITC Holdings Corp. - President and CEO

If I understand you right, you’re asking what happened with the Entergy transaction, and does that change our game plan going forward? Is that the gist of the question?

Ben Pham - BMO Capital Markets

Yes, just more acquisitions outside your existing jurisdiction.

Joe Welch - ITC Holdings Corp. - President and CEO

First of all, the Entergy transaction — if you just look at the jurisdictions, not including the Federal Energy Regulatory Commission, we had to go through six jurisdictions to get approval. That whole transaction was predicated on a Reverse Morris Trust, which then meant that every jurisdiction had to approve it. It was an unbelievable process. And the other thing that is really one that really pushes hard is that each jurisdiction at the state level had to give up their jurisdiction to the Federal Energy Regulatory Commission to now become the regulator for rate. That became very difficult to get through six jurisdictions without anybody saying no.

When you do these kinds of processes where you have to get the regulatory process, such that you get approval for change in jurisdiction, one is difficult, two his monumentally harder. We have done four in the past when we did the ITC Midwest transaction. But when you have it set up so that all jurisdictions have to approve, it’s virtually impossible, and that’s what happened in that transaction. Has it changed ITC’s strategy? Absolutely not.

The one thing that has happened is that our success has actually caused a lot of companies that would have sold transmission to now realize that transmission is really a growth engine, and so they are now holding onto their transmission systems. Having said that, now that you have the new Clean Power Plan now being imposed in the United States, they are really faced with where they could spread their capital, and a lot of utilities that you wouldn’t think are stressed for capital, are now getting stressed. We think there’s another play again. With Fortis being out there with us, and their thoughts about acquiring, we look forward to the opportunity to continue on that path, but more to come.

Barry Perry - Fortis Inc. - President and CEO

Robert, it’s all a matter of perspective. We’re coming into eight new jurisdictions, tremendous footprint on transmission, nice growth rate already, above our growth rate. Traditionally, we haven’t gone off to other locations to do one-off transmission investment, but now with the expertise that ITC brings to us, we’re going to be much more open to really competing for projects across North America.

In some cases, I think, outside of North America with the confidence with Joe and his team. We’ll look at that stuff. I’ve challenged all of our management teams to find incremental ways of growing the Company in the energy infrastructure space. Consistent with the risk profile of the business, I am looking forward to getting this thing closed and sitting with Joe and the team and really focusing on where are those opportunities to step up the growth rate of ITC. Frankly, the growth rate is fantastic already, but it’s never enough, right?

Ben Pham - BMO Capital Markets

Just a final few comments there about energy infrastructure opportunities. Just with you buying transmission side, is there any impediment to building generation?

Barry Perry - Fortis Inc. - President and CEO

In this jurisdiction, we won’t be doing generation. This, the ITC is independent. Frankly, we’re comfortable, this is a great acquisition for Fortis. So generation is not something we will be looking at in this area.

Ben Pham - BMO Capital Markets

Lastly, if I may — I’m not sure if I missed this in the beginning — can you comment in general what was driving ITC’s growth of 16% before? And it’s come down a little bit now, but relatively very attractive to you. That’s almost half the rate you have seen historically.

Joe Welch - ITC Holdings Corp. - President and CEO

First of all, when you look at our growth, it’s the rate of growth that comes down, and it’s not the growth. We start to suffer from the law of large numbers: that you can’t just run exponential capital programs year over year over year. We are in that nice spot where we are somewhere always between $700 million and $800 million a year. And fortunately when we started the Company, we had an enterprise value of approximately $621 million, and today we are over $11 billion. I think that to try to continue to grow that at double digits would stress just about anybody.

One of the things that myself, from a management side of ITC, is that too much growth can be just as bad as not enough growth. And so we have always tried to stay in the spot where we are really comfortable on our execution; we can deliver on our promises year-over-year. Also, I might add that the nature of the projects that we work on today are drastically different than what we were when we first started the Company. It’s a lot easier to control projects that are $50 million at a bite versus when you’re doing $400 million or $500 million projects. You slip a day on one of those projects, and you can’t make your earnings. We have been staying really in a spot where we can manage it and give our shareholders predictable earnings. And I don’t think that since the inception of ITC, we’ve ever missed an earnings forecast.

Ben Pham - BMO Capital Markets

Great. Thanks, and congratulations.

Operator

Andrew Kuske, Credit Suisse.

Andrew Kuske - Credit Suisse

The question is for Barry and for Karl, and could you maybe give us a little bit of your thought on the financing options, because this is obviously a deal with a big share ratio cash component. Which is honestly quite different than what we seen in a lot of the cross-border deals of Canadians into the US with mandatory convertibles, convertible debentures. Maybe I’m answering my own question, that this is a deal such size that the market isn’t there for that product. If you walk us to the financing options that you thought about, that would be much appreciated.

Barry Perry - Fortis Inc. - President and CEO

Andrew, good morning and thanks.

We clearly would have reviewed all the different options, Andrew, and we are very happy, in fact, that we could use our stock here. We have always debated the merits of Fortis moving to the New York Stock Exchange. We knew it was going to come, and to do that in conjunction with the acquisition of ITC — we are very happy with that. We have designed a transaction that keeps our balance sheet very consistent where it was before. We are very comfortable with that outcome. We’re very happy that we can get to the end with Joe and his team and the Board of ITC on the structure of the deal. I think this is good for the combined Company once we get this thing closed.

Karl Smith - Fortis Inc. - EVP and CFO

Our view, Andrew, is that it’s very manageable from our perspective. A couple positives, and Barry already touched on them, but this gives us an entree into the deepest equity and debt markets in the world — a good entree and a good story to take into those markets. As Barry mentioned, we are marching on the path where we would be listed on the New York Stock Exchange and trying to entice some US-based shareholders to become interested in our story. We think this is a great launching point for that.

And in terms of manageability, with exchange of shares, as you mentioned, a deal of this size would have been tough to do on an equity basis in the Canadian marketplace. It would probably have been the largest one in quite some time. As Barry mentioned, we are very confident on the ability to attract a minority investor, whether that be an infrastructure fund or some other pools of capital. Again, we’re highly confident that we will be successful in launching debt in the US as well.

Andrew Kuske - Credit Suisse

That’s helpful.

Maybe just on the fact that ITC holders will own 27% of Fortis. How do you think about just the flow-back risks and how Fortis stacks up on a relative investment basis versus the US utilities?

Karl Smith - Fortis Inc. - EVP and CFO

Obviously, that risk exists, and we’re very cognizant of that. Our first order of business is to convince the ITC shareholders that their continued investment in the combined Companies is that thing that they should do. We will spent a lot of time in the US over the next several months, Barry and I and Joe and Rejji, cultivating a new shareholder base there. The risk is there. We see it as temporary in nature. Eventually the fundamentals will kick in, Andrew, and then our share price will trade on the basis that it should trade on.

Barry Perry - Fortis Inc. - President and CEO

Andrew, I will remind you that fundamentals is a wires business, a gas LTC business, which are the two most attractive businesses in our sector in North America right now from a shareholder perspective. They’re the businesses that have the highest valuations. And Fortis — there’s probably no comparable company in North America to what we have created here with ITC at this point in time.

Andrew Kuske - Credit Suisse

Okay, that’s helpful, thank you.

Operator

Praful Mehta, Citigroup.

Praful Mehta - Citigroup

Congratulations on the deal.

Firstly, on the source of the financing plans, as I understand, clearly apart from the equity that you’re issuing to the ITC shareholder, the financing from the infrastructure fund is clearly an integral part of the financing. What I’m trying to figure out is, if you don’t get that infrastructure fund to come in, especially before close, what is the contingency? I know you have the bridge, but you still need to have some plug, in terms of a take-out of the bridge, if the infrastructure fund doesn’t come. What is your thought on that?

Barry Perry - Fortis Inc. - President and CEO

It’s obvious that the various source of capital, if at the point in time we have to issue more equity, we will. There is asset rationalization — all of these things — that’s not going to be a scenario we go into. Clearly, when we would look at the quality of this transaction, Fortis will execute very well, to make sure that the financing plan is done well, and we’ll take the necessary steps, to use your term, to plug that hole. I wouldn’t be overly worried about that.

Praful Mehta - Citigroup

Fair enough, got it.

In terms of break fees, go-shop provisions — can you just give us a little bit more color around the terms of the PSA, so we understand what the risks around the deal are?

Barry Perry - Fortis Inc. - President and CEO

That’s all outlined in the merger agreement. I’m sure that it’s going to be filed, it’s probably already filed on SEDAR and EDGAR, and it’s all consistent with market, nothing extraordinary at all.

Praful Mehta - Citigroup

So just to clarify, in terms of the bridge financing, how long is that commitment? I know you expect the deal to close by the end of 2016. Is that bridge go out through mid-2017 then, just to protect you from a timing perspective?

Barry Perry - Fortis Inc. - President and CEO

The bridge gives lots of time; there’s no issues on the bridge.

Praful Mehta - Citigroup

Thank you.

Janet Craig - Fortis Inc. - VP of IR

I want to let you that we have time for two more callers.

Operator

Julien Smith, UBS.

Julien Dumoulin-Smith - UBS

Congratulations. Excellent. Just two specific questions.

First, in terms of the deal approval, is there potential for settlements across the specific states? And more importantly is there any potential for settlement on the complaint as a function of this deal at all? Is that something you would be open to, perhaps?

Joe Welch - ITC Holdings Corp. - President and CEO

When you talk about a settlement, I suppose you’re talking about the ROE case?

Julien Dumoulin-Smith - UBS

Both in the context of the specific deal approval as well as the ROE case.

Joe Welch - ITC Holdings Corp. - President and CEO

The deal approval — I’m not sure what you would settle. This transaction doesn’t involve anything of a rate increase. Actually, all we’re doing is exchanging who the shareholders of the Company are.

Barry Perry - Fortis Inc. - President and CEO

FERC is the only jurisdiction that has economic regulation on rates. The states have no ability on the rate side. That is a big difference in this deal versus many other multi-state utility deals. The regulator with the rate economic regulation is FERC.

Joe Welch - ITC Holdings Corp. - President and CEO

The other thing is, typically, in cases like this where is no economic consideration at the state level, the things that the state is looking for is our continued involvement in that state. For instance, Michigan, which is not a state that we require approval in, however, the headquarters are staying where it is. Our local offices are staying where they are at. Our commitments to the communities are staying as is — no change in business. Really, I don’t view many headwinds, if you will, on getting this approval. As far as Energy Regulatory Commission is concerned, again, no effect on rate. Generally, what they want to make sure is there is no effect on our access to capital, and in this case, there is absolutely no effect on our access to capital to continue to run our business.

Julien Dumoulin-Smith - UBS

But there’s no net benefit to show for states, for instance?

Barry Perry - Fortis Inc. - President and CEO

No net benefit test at the state level; that’s right.

Julien Dumoulin-Smith - UBS

Secondly, I want to make sure I heard this right — given no changes to employment, is the accretion entirely financial? How do you think about the break-up there in terms of the 5% that was discussed in one of the first questions?

Barry Perry - Fortis Inc. - President and CEO

Some of it is cross-border tax planning. Those kinds of things. How we structure the deal. The growth rate is accretive to Fortis’ growth rate. When we put all that math together, the accretion is strong, and it is frankly conservative in my view.

Karl Smith - Fortis Inc. - EVP and CFO

There is a very small amount of synergies assumed here — basically the falling way of the public company costs associated with ITC, and maybe some savings on things like insurance in the larger portfolio.

Julien Dumoulin-Smith - UBS

Last little detail: what portion of the stock will be listed on NYSE versus Toronto?

Barry Perry - Fortis Inc. - President and CEO

We’ll just get a listing, and the trading will be what’s determined by the interest level on the New York exchange. I don’t think that we actually identified the amount of the listing. We just list and the stock trades, basically.

Julien Dumoulin-Smith - UBS

Have you identified how many shares you want to put on the NYSE? Or what portion?

Barry Perry - Fortis Inc. - President and CEO

The shares here — the pro forma ownership post is 27%. If you assume all the ITC shareholders are US-based, if they held the stock, that would be the number.

Julien Dumoulin-Smith - UBS

Okay. Great. Thank you for clarifying.

Janet Craig - Fortis Inc. - VP of IR

Thank you. Do we have any more callers?

Operator

There are no further questions at this time.

Janet Craig - Fortis Inc. - VP of IR

I’ll turn the call back over to Barry.

Barry Perry - Fortis Inc. - President and CEO

Thank you for participating today. Glad to be here with Joe and his team, and Karl and my team, as well, to talk about this exciting opportunity. We will be getting out to meet many of our shareholders over the course of the next few days, to continue to explain our story. I look forward to moving through the various milestones to get this transaction approved by the end of 2016. Thanks very much.

Operator

Thank you for participating. Ladies and gentlemen, this concludes today’s conference. You may now disconnect.

CAUTIONARY LANGUAGE CONCERNING FORWARD LOOKING STATEMENTS

This communication contains certain statements that describe the beliefs of management of ITC Holdings Corp. (the “Company”) concerning the proposed merger involving Fortis Inc. (“Fortis”) and the Company and the Company’s future business conditions, plans and prospects, growth opportunities and the outlook for the Company’s business and the electric transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as “will”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions the Company’s management believes are reasonable. Such forward-looking statements are subject to risks and uncertainties which could cause the Company’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things, (a) the risks and uncertainties disclosed in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) from time to time and (b) the following transactional factors (in addition to others described elsewhere in this document and in subsequent filings with the SEC): (i) risks inherent in the contemplated merger, including: (A) failure to obtain approval by the Company’s shareholders; (B) failure to obtain regulatory approvals necessary to consummate the merger or to obtain regulatory approvals on favorable terms; (C) delays in consummating the merger or the failure to consummate the merger; and (D) exceeding the expected costs of the merger; (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements.

Because the Company’s forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control or are subject to change, actual results could be materially different and any or all of the Company’s forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions the Company might make or by known or unknown risks and uncertainties. Many factors mentioned in this document and the exhibits hereto and in the Company’s annual and quarterly reports will be important in determining future results. Consequently, the Company cannot assure you that the Company’s expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, the Company undertakes no obligation to publicly update any of the Company’s forward-looking or other statements, whether as a result of new information, future events, or otherwise.

The merger is subject to certain conditions precedent, including regulatory approvals and approval of the Company’s shareholders.  The Company cannot provide any assurance that the proposed merger will be completed, nor can it give assurances as to the terms on which such merger will be consummated.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of ITC by Fortis. In connection with this proposed merger, Fortis will file with the SEC a registration statement on Form F-4 that will include the proxy statement of ITC that also constitutes a prospectus of Fortis.  This communication is not a substitute for the proxy statement/prospectus or any other document ITC filed or to be filed with the SEC in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS OF ITC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITC,

FORTIS, THE PROPOSED MERGER AND RELATED MATTERS.  The definitive proxy statement/prospectus will be mailed to shareholders of ITC. The proxy statement/prospectus and other documents relating to the proposed merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from ITC upon written request to ITC, Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

PARTICIPANTS IN SOLICITATION

ITC and certain of its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of ITC in connection with the proposed merger under the rules of the SEC.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC.  Information about the directors and executive officers of ITC may be found in its 2014 Annual Report on Form 10-K filed with the SEC on February 26, 2015, and its definitive proxy statement relating to its 2015 Annual Meeting of Shareholders filed with the SEC on April 9, 2015.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.